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                          NAUTICA ENTERPRISES, INC.
               (Name of Registrant as Specified in Its Charter)
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                  BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                    JEWELCOR MANAGEMENT, INC., RCG AMBROSE
                 MASTER FUND, LTD. and RAMIUS SECURITIES, LLC
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

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


Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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


Barington Companies Group
Presentation to the Stockholders of:
Nautica Enterprises, Inc.


June 2003





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



Agenda

I. Barington Companies Group Platform

II. Nautica Operational Overview

III. Summary







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


Barington Companies Group Platform












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


Our Stockholder Group

o     Barington Companies Equity Partners, L.P.

           Small-cap, value-oriented investment fund managed by James
           Mitarotonda

           Invests in companies where it can act as a catalyst to enhance shareholder value

o     Jewelcor Management, Inc.

           Private investment company managed by Seymour Holtzman

           Actively involved with management of companies in which it invests to enhance shareholder value

      Chairman of the Board, Casual Male Retail Group, Inc. (NASDAQ: CMRG)

o     Ramius Capital Group, LLC

           $3+ billion multi-strategy investment fund

           Manages Ramius Securities, LLC, a diversified hedge fund, and RCG Ambrose, an arbitrage fund




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


Our Rationale for Seeking Board Representation

o We believe that Nautica's current board and management have not fulfilled their obligation to stockholders to maximize value

           Nautica brand has lost competitiveness and retail strength

           Prior to the public filing of our proxy materials, Nautica's stock price had fallen approximately 50% during the two-year period ended June 6, 2003

o Nautica's current board has a limited number of independent members (i.e. persons who do not have a material relationship with the Company) who represent the interests of stockholders

           Announced in recent proxy materials that it "plans to nominate two new independent directors by the 2004 annual meeting"

o     Nautica's board needs a greater independent voice that:

           Represents the interests of all stockholders

           Advocates the maximization of shareholder value

o As stockholders, we felt compelled to seek additional independent representation, not next year - but now!






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


Our Nominees - Intentions

o     We are nominating two individuals to Nautica's board who will:

           Enhance its independence, as consistent with the Company's goals

           Represent the interests of stockholders

o Our nominees to Nautica's board are highly-qualified candidates who possess:

           Strong industry and management skills

           Significant operating and financial experience

           A track record of creating long-term value

o Our nominees are focused on maximizing shareholder value for all stockholders

o Our nominees look forward to working alongside the other board members to enhance value for Nautica's stockholders





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

Our Nominee Qualifications - William J. Fox

o Chairman, President and Chief Executive Officer of AKI, Inc., an international multi-sensory marketing company

           Clients include leading companies in the beauty care, personal care and fashion industries

o Co-Chairman of the Board of Loehmanns Holdings Inc., a women's specialty apparel retailer

o Formerly Chief Financial Officer and Director of Revlon, Inc., a global cosmetics company, and a Senior Vice President of MacAndrews & Forbes, an investment firm

           Obtained extensive consumer product and retailing expertise while involved with Revlon and MacAndrews & Forbes subsidiaries, including New World Entertainment and The Coleman Company

o     Certified Public Accountant

o     Has served on several audit committees



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

Our Nominee Qualifications - James A. Mitarotonda

o Chairman, President and Chief Executive Officer of Barington Companies Equity Partners, L.P.

           Founded in 2000

o     President and Chief Executive Officer and a Director of MM Companies,
      Inc.

           As a member of the board of directors, authorized a cash distribution to stockholders and a wind-down of the existing underperforming business

o     Co-Chairman, Co-President and Co-Chief Executive Officer of Liquid Audio,
      Inc.

           Was elected to the board of directors as part of a group opposed by management

           As a member of the board of directors, authorized a cash distribution to stockholders and the wind-down of the existing underperforming business

o     Observer to the board of FairMarket, Inc., an on-line auction company



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

Our Proposals


o Elect each of our nominees and re-elect all the incumbent directors other than Mr. Charles H. Scherer and Mr. John Varvatos

           We believe that Messrs. Scherer and Varvatos lack the independence, appropriate qualifications and commitment this board needs

           Mr. Scherer serves as managing partner of Hughes Hubbard & Reed LLP, a law firm that has received nearly $3.5 million in legal fees from Nautica over the past three years

           The brother-in-law of Nautica's Chairman, President and Chief Executive Officer is a partner at Hughes Hubbard & Reed LLP

           John Varvatos is President of a Nautica subsidiary

           John Varvatos has attended fewer than 75% of the Company's board meetings and received a "withhold vote" recommendation from Institutional Shareholder Services due to poor attendance

o Amend the Company's By-laws to allow stockholders who own 10% or more of Nautica's stock to call a special meeting

           Places more control in the hands of owners



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



Our Strategy to Enhance Shareholder Value


o Reduce operating expenses in order to improve profitability and enhance cash flow

o Formulate a more cohesive operating strategy to bolster the Nautica brand in the retail market place

           Explore mass channel opportunities for Earl Jean

o Review the Company's use of capital in order to maximize returns on equity

o Restructure executive compensation packages so that compensation is tied to specified improvement levels in shareholder value

o Review change of control provisions in certain Nautica contracts that may limit shareholder value

o Explore value-enhancing strategic initiatives, including a possible sale or merger of the Company

           Combination with a women's apparel company would add needed diversity and provide expertise for both the Nautica and John Varvatos lines



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


Our Strategy to Improve Corporate Democracy


o     Separate the role of Chairman and Chief Executive Officer at the Company

           Provides for greater executive independence

           Enhances corporate governance

o     Terminate the Company's "poison pill" or stockholder rights plan

           The plan imposes penalties on stockholders seeking to acquire 15% or more of the Company's stock

           Limits stockholders' ability to sell their stock

o     Eliminate the prohibition on stockholder action by written consent

           Allows stockholders to act without the need for a stockholders meeting

o Allow stockholders who own 10% or more of Nautica's stock to call a special meeting

           Allows stockholders to have a greater voice in the direction of the Company



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


Nautica Operational Overview






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


Nautica Operational Issues

o Delays in reducing SG&A costs despite the Company's reduced business prospects

o     Unsuccessful development of strategic plan to improve Nautica brand

o Ineffective brand expansion and diversification strategy that has been slow to yield returns

o Executive compensation packages which contain payment terms that are not aligned with the interests of stockholders

o Change of control provisions in Company contracts that have the potential to misalign the interests of stockholders and the board


We believe that disappointing oversight of Nautica's operations by the current board of directors has led to a material reduction in shareholder value





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

Stock Price Performance


o Stock has fallen approximately 47.2% during the two-year period ended June 6, 2003 (the end of the week before the Barington Companies group first filed proxy materials with the SEC for the current election contest)


                                      CHART




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


High Operating Costs

o Nautica's SG&A as a percentage of sales increased to 36.7% in FY 2003 from 31.6% in FY 2001

           Tommy Hilfiger SG&A/Sales: FY 2003 at 33.5% vs. FY 2001 at 30.1%

           Polo SG&A/Sales: FY 2003 at 37.1 % vs. FY 2001 at 36.9%

o As a result, operating income margin has fallen to 7.3% in FY 2003 from 11.5% in FY 2001

           Tommy Hilfiger operating margin: FY 2003 at 10.4% vs. FY 2001 at
           10.5%

           Polo operating margin: FY 2003 at 12.4% vs. FY 2001 at 10.8%

o     Management expects SG&A levels to remain at FY 2003 levels during FY
      2004




We believe that management has been slow to address high operating costs despite continued revenue sluggishness and reduced business prospects



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


Unsuccessful Development of Strategic Plan

o Men's Sportswear has experienced consistent sales reductions due to weak sell-through at retail

           FY 2003 net sales fell 9.2%

           FY 2004 net sales expected to decrease 13%-15%

o Women's Jeans not performing at profitability levels targeted by management

           Repositioned for Fall/Holiday 2003

o     Earl Jean women's business experiencing weakness

o Increased competition at department store and specialty retail channels resulting in further markdowns at retail level



We believe that management has failed to execute a successful plan to revive the Nautica brand in the retail marketplace



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


Ineffective Brand Expansion and Diversification Strategy

o     Nautica Europe underperforming

           Transitioned to a license arrangement in April 2003

           After-tax charge of $6-$7 million taken in April 2003

o     Rockefeller Plaza store performing below management's expectations

           Pursuing cost reductions and exploring remerchandising strategies

           To date have taken a $6.5 million after-tax charge

o     Paid approximately $65 million (12x fair value) for Earl Jean in April
      2001

           Business not performing at targeted levels

           Expected to return cumulative EBITDA of only $10 million by FY 2004

           Possible future payments to seller of up to $21 million based on earn-out

o     John Varvatos performing below management's expectations



We believe that management's brand expansion and diversification strategy has created minimal value for stockholders



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

Executive Compensation Misaligned

o David Chu, Vice Chairman, receives 50% of the net royalty income earned by Nautica Apparel, Inc. for the Nautica name and trademark

           Earned compensation from this agreement of $8.8 million, $7.8 million and $9.2 million in FY 2001, FY 2002 and FY 2003, respectively

o Harvey Sanders, Chairman, President and Chief Executive Officer, earned a cash bonus of nearly $500,000 in FY 2003, an increase of $335,000 over the prior year, or 200+%

           Increase in bonus despite decreases in the Company's operating margins (11.5% vs. 7.3%) and returns on equity (16.2% vs. 8.9%) over the past two fiscal years

o These executive payments were made despite the nearly 50% decrease in Nautica's stock price over the past two years

We believe that Nautica's board has failed to address executive compensation levels which are not aligned with the interests of stockholders




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



Change of Control Provisions Misaligned

o Employment agreements for Harvey Sanders, David Chu and John Varvatos provide that if the Company's current directors fail to constitute a majority of the board, a change of control has occurred and:

           These individuals receive a lump sum payment, aggregating $9.3 million

           Stock options previously granted would become fully vested and exercisable

o According to John Varvatos's employment agreement, if Harvey Sanders ceases to be employed by the Company during Mr. Varvatos's term of employment, Nautica is obligated to spin-off or sell its subsidiary, John Varvatos Company, or make specified payments to Mr. Varvatos

           Limits board's ability to make executive changes

           Forces board to monetize subsidiary regardless of operating condition

We believe that Nautica's board has approved change of control provisions in Company contracts that have the potential to misalign the interests of the board and stockholders




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


Summary










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


Focused on Maximizing Value of Nautica Stock

o We believe that Nautica's current board and management have not fulfilled their obligation to shareholders to maximize value

o Our nominees are independent and bring experience to Nautica's board to represent the interests of all stockholders

           This is consistent with the Company's announced plan to name two, new independent directors by 2004 annual meeting

o Our nominees are highly-qualified and independent with broad industry, management and financial experience

o Our nominees are focused on working constructively with the existing Nautica board to implement the Company's strategic plan

o Our nominees are committed to our proposals to enhance shareholder value and improve corporate democracy

Barington Companies group recommends that you adopt our proposals to maximize value for all stockholders










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